Exhibit 99.1

Cerus Corporation Reports Third Quarter 2017 Results

CONCORD, CA, November 2, 2017 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the third quarter ended September 30, 2017.

Recent developments include:

•	Announced national German reimbursement for pathogen-inactivated platelets starting January 1, 2018. Germany is the largest platelet market in Europe with approximately 575,000 units manufactured each year.

•	Entered into a new supply agreement for the INTERCEPT Blood System for platelets with Centro de Transfusión de la Comunidad (CTCM), one of the largest blood banks in Spain.

•	Entered into new Italian distribution agreement for INTERCEPT with Kedrion, a global manufacturer and distributor of plasma derivatives, headquartered in Italy.

•	Announced first Biologics License Application (BLA) approval for U.S. blood center customer.

“I am encouraged by the commercial progress we are making as an organization. The highlight of the third quarter was clearly the rapid deployment of illuminators by the Établissement Français du Sang (EFS), the French National Blood Service,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “With Illuminators now deployed at all French regional blood centers, it gives us greater conviction on our ability to potentially drive revenue growth in the coming quarters. Coupled with the recent national German reimbursement for pathogen-inactivated platelets, we believe we are gaining significant momentum in Europe’s two largest markets for platelets. In addition, with the continued market adoption of INTERCEPT in the U.S., we believe that we are well positioned to grow the business globally. We are also tightening our 2017 product revenue guidance to $41 million to $43 million compared to our previous guidance range of $40 million to $46 million.”

Product Revenue

Product revenue for the third quarter of 2017 was $10.8 million, up 6% compared to $10.2 million recognized during the same period in 2016. The increase in reported product revenue for the quarter was driven primarily by a 12% increase in worldwide demand for platelet kits and an increase in illuminator sales, which were partially offset by a decline in plasma kit sales.

Product revenue for the first nine months of 2017 was $27.3 million, up 1% compared to the first nine months of 2016 of $27.1 million. In addition to an increase in illuminator sales, year-to-date demand for platelet kits was up 15%. These increases were offset by declines in plasma kit sales.

Gross Margins

Gross margins on product revenue for the third quarter of 2017 were 50%, compared to 46% for the third quarter of 2016. Gross margins for the first nine months of 2017 were 51%, compared to 46% for the first nine months of 2016. Gross margins in the quarter benefitted from the increased demand for INTERCEPT platelet products which generate higher gross margins than plasma products, and favorable Euro foreign exchange rates quarter-over-quarter and year-over-year.

Operating Expenses

Total operating expenses for the third quarter of 2017 were $20.1 million, compared to $19.2 million for the third quarter of 2016. Total operating expenses for the first nine months of 2017 were $66.0 million, compared to $59.0 million for the first nine months of 2016. Selling, general and administrative expenses were flat in the third quarter compared to the comparable period in the prior year. Selling, general, and administrative expenses increased for nine months ended September 30, 2017, over the comparable period in 2016, primarily driven by increased commercial activity in the U.S. Research and development expenses increased in both periods primarily due to clinical development activities of our INTERCEPT red blood cell system, and in particular, activities related to our BARDA contract.

Operating and Net Loss

Operating losses during the third quarter of 2017 were $12.4 million, compared to $14.3 million for the third quarter of 2016, and $46.7 million compared to $46.3 million for the nine months ended September 30, 2017 and September 30, 2016, respectively.

Net loss for the third quarter of 2017 was $13.4 million, or $0.12 per diluted share, compared to a net loss of $14.4 million, or $0.14 per diluted share, for the third quarter of 2016. Net loss for the first nine months of 2017 was $49.1 million, or $0.46 per diluted share, compared to a net loss of $49.4 million, or $0.49 per diluted share, for the same period of 2016.

Net loss for the nine months ended September 30, 2017 was positively impacted by the gain of approximately $3.5 million, due to the sale of the Company’s marketable equity investment in Aduro Biotech, Inc (“Aduro”). This gain was offset by non-cash income tax expense of $3.9 million recorded in the nine months ended September 30, 2017, due to the sale of the Company’s shares of Aduro.

Cash, Cash Equivalents and Investments

At September 30, 2017, the Company had cash, cash equivalents and short-term investments of $59.6 million compared to $71.6 million at December 31, 2016.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 82994688. The replay will be available approximately three hours after the call through November 16, 2017.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ 2017 annual product revenue guidance; Cerus’ ability to drive revenue growth in future periods and to grow its business globally; Cerus’ belief as to its commercial momentum in Europe; and other statements that are not historical facts. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its adjusted revenue guidance for 2017, (b) grow sales in its European Markets and/or realize expected revenue contribution resulting from its expanded supply agreement with EFS or from its other European market agreements, and/or (c) realize meaningful revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers; risks associated with Cerus’ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Fresenius Kabi’s efforts to assure an uninterrupted supply of platelet additive solution (PAS); risks related to how any future PAS supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to commercialize the INTERCEPT Blood System in the United States without infringing on the intellectual property rights of others; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems and (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, which will require additional regulatory approvals; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sells its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 4, 2017. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Tim Lee – Investor Relations Director

Cerus Corporation

925-288-6137

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Product revenue	$10,797	$10,175	$27,328	$27,058
Cost of product revenue	5,348	5,451	13,402	14,690

Gross profit on product revenue	5,449	4,724	13,926	12,368

Government contracts revenue	2,285	261	5,380	261

Operating expenses:
Research and development	7,886	7,033	25,927	22,507
Selling, general and administrative	12,180	12,161	39,907	36,314
Amortization of intangible assets	50	50	151	151

Total operating expenses	20,116	19,244	65,985	58,972

Loss from operations	(12,382)	(14,259)	(46,679)	(46,343)

Non-operating (expense) income, net	(986)	(533)	1,541	(1,683)

Loss before income taxes	(13,368)	(14,792)	(45,138)	(48,026)
Provision (benefit) for income taxes	50	(416)	3,961	1,379

Net loss	$(13,418)	$(14,376)	$(49,099)	$(49,405)

Net loss per share:
Basic	$(0.12)	$(0.14)	$(0.46)	$(0.49)
Diluted	$(0.12)	$(0.14)	$(0.46)	$(0.49)
Weighted average shares outstanding used for calculating net loss per share:
Basic	109,846	102,769	106,159	101,273
Diluted	109,846	102,769	106,159	101,273

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$16,985	$22,560
Short-term investments and marketable equity securities	42,645	49,068
Accounts receivable	10,476	6,868
Inventories	14,250	12,531
Other current assets	4,078	3,078

Total current assets	88,434	94,105
Non-current assets:
Property and equipment, net	2,342	2,985
Goodwill and intangible assets, net	1,903	2,054
Restricted cash and other assets	4,407	4,332

Total assets	$97,086	$103,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$23,182	$19,805
Debt—current	—	6,934
Deferred product revenue—current	686	149

Total current liabilities	23,868	26,888
Non-current liabilities:
Debt—non-current	29,780	12,441
Manufacturing and development obligations—non-current	5,623	4,770
Other non-current liabilities	632	1,590

Total liabilities	59,903	45,689

Stockholders’ equity	37,183	57,787

Total liabilities and stockholders’ equity	$97,086	$103,476